Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Epimmune Inc.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 17th day of February, 2004.

INTERNATIONAL BIOTECHNOLOGY TRUST PLC

By:	/s/ ANDREW BARKER
Name: Andrew Barker Title: Director

SCHRODER INVESTMENT MANAGEMENT LIMITED

By:	/s/ JOHN SPEDDING
Name: John Spedding Title: Secretary

/s/ TOM DANIEL
Tom Daniel

/s/ KATE BINGHAM
Kate Bingham

/s/ EVA HAAS
Eva Haas

*The undersigned attorney-in-fact, by signing his or her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to a Power of Attorney filed hereto as Exhibit 2.

/s/ EVA HAAS

By: Eva Haas Attorney-in-Fact